Prospect Energy Corporation Announces Financial Results for Fiscal Year Ended June 30, 2006

NEW YORK, NY -- 09/28/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) today announced financial results for our fiscal year ended June 30, 2006.

Our net investment income for the fourth fiscal quarter of 2006 was $3.00 million, or $0.42 per share. At June 30, 2006, our net asset value per share was $15.31, an increase of $0.50 over the prior quarter end.

Our net investment income for the fiscal year ended June 30, 2006, was $8.56 million, representing an increase of $6.15 million over the prior fiscal year net investment income of $2.41 million.

We estimate that our net investment income for the current first fiscal quarter ending September 30, 2006, will be $0.29 to $0.35 per share. This represents a drop in quarterly net investment income per share from the previous quarter due to the increase in shares outstanding during the quarter from the secondary offering and subsequent over-allotment option. However, we expect our net investment income to increase over the next few quarters as we deploy the additional capital received during the quarter.

OPERATING RESULTS

HIGHLIGHTS

Equity Values:
  Stockholders' equity as of June 30, 2006: $108.27 million
  Net asset value per share: $15.31

Fourth Fiscal Quarter Operating Results:
  Net investment income: $3.00 million
  Net investment income per share: $0.42
  Net realized and unrealized appreciation: $2.96 million
  Dividends to shareholders per share: $0.34

Fiscal Year Operating Results:
  Net investment income: $8.56 million
  Net investment income per share: $1.21
  Net realized and unrealized appreciation: $4.34 million
  Dividends to shareholders per share: $1.12

* See Supplemental Financial Information.
PORTFOLIO AND INVESTMENT ACTIVITY

June 30, 2006, marked the end of our second fiscal year and eighth full quarter since our initial public offering. Our portfolio on June 30, 2006, was invested approximately $133.97 million in fifteen long-term investments, and the remainder in cash and short-term instruments.

As of June 30, 2006, our portfolio generated a current yield of 17.0% across all our long-term debt and equity investments. This current yield includes interest from all our long-term investments as well as dividends from Gas Solutions Holdings, Inc ("Gas Solutions"). Excluding such dividends, our weighted average long-term debt yield as of June 30, 2006, was 14.3%.

We completed five new investments totaling approximately $42.75 million in the prior quarter, as well as follow-on investments in the existing portfolio. All of these new investments were structured as senior secured debt, with four also receiving equity-like participation rights.

On April 20, 2006, we provided $5.5 million in senior secured debt financing to Charlevoix Energy Trading LLC ("Charlevoix"), a natural gas marketing company based in Charlevoix, Michigan.

On April 24, 2006, we provided $6.25 million in senior secured debt financing to Iron Horse Coiled Tubing, Ltd. ("Iron Horse"), an oilfield services company based in Medicine Hat, Alberta. Subsequently on August 31, 2006, Iron Horse drew down an additional $3.0 million.

On April 25, 2006, we provided $8.0 million in senior secured debt financing to Central Illinois Energy, LLC ("CIE"), an ethanol production company based in Buckheart Township in Fulton County, Illinois.

On May 9, 2006, we provided $3.5 million in senior secured debt financing in Conquest Cherokee, LLC ("Conquest"), an oil and gas company based in Nashville, Tennessee, and Independence, Kansas.

On June 1, 2006, we provided $16.5 million in senior secured debt financing to Advantage Oilfield Group, Ltd. ("Advantage"), a pipeline and facility construction company based in Medicine Hat, Alberta.

On May 22, 2006, Unity Virginia Holdings, LLC and affiliates ("Unity") filed voluntarily for reorganization under Chapter 11 of Title 11 of the United States Code. At this time the outcome of this investment is uncertain. We are currently exploring possible operational and financial restructurings for Unity.

On June 1, 2006, we received full repayment of our $5.00 million senior secured loan to Natural Gas Systems, Inc. ("NGS") including a prepayment premium of $375 thousand. In addition, we converted all of our warrants into registered and unregistered common shares of NGS stock, and as of this time we have sold all of our registered shares.

Operating income for Gas Solutions for the trailing twelve months ended June 30, 2006, was $15.5 million. On May 1, 2006, Gas Solutions entered into a hedge whereby Gas Solutions purchased propane puts for approximately 80% of the projected net monthly volumes for one year.

Since June 30, 2006, we have provided further follow-on capital to existing portfolio companies, and we have also completed two new investments totaling $15.3 million in NRG Manufacturing, Inc. ("NRG"), and Cypress Consulting Services, Inc. ("Cypress"). NRG is a leading fabricator of structures and vessels for oil and gas drilling applications based in Tomball, Texas. Cypress is a seismic surveying company based in Houston, Texas.

LIQUIDITY

We currently have a $50.0 million revolving credit facility through HSH Nordbank. That facility is currently undrawn, following our recent secondary offering in which we raised approximately $87.5 million in gross proceeds. We currently have approximately $35.4 million of short-term investments available for deployment into long-term investments.

CONFERENCE CALL

We will host a conference call Friday, September 29, 2006, at 11:00 am Eastern Time. The conference call dial-in number is (877) 407-8031. A recording of the conference call will be available for approximately 7 days. To hear a replay, call (877) 660-6853 and use Playback Access Account code 286 and Playback Conference ID code 214918.

                BALANCE SHEETS                     As of June   As of June
                (in thousands)                      30, 2006     30, 2005

Assets
Cash and cash equivalents                         $          - $         -
Cash held in segregated account                              -       9,587
Investments in controlled entities at fair value
 (cost - $39,759 and $23,327, respectively)             49,585      29,500
Investments in affiliated entities at fair value
 (cost - $25,329 and $ - , respectively)                25,329           -
Investments in uncontrolled and unaffiliated
 entities, at fair value (cost - $60,113 and
 $64,197, respectively)                                 60,663      64,366
Accrued interest and dividend receivable                 1,652         206
Loan principal receivable                                  385           -
Due from broker                                            369           -
Due from Gas Solutions Holdings, Inc.                        -         201
Due from Prospect Capital Management, LLC                    5           -
Due from Prospect Administration, LLC                       28           -
Prepaid expenses                                            77          49
Deferred financing fees                                    355           -
Deferred offering costs                                     32           -
Total assets                                      $    138,480 $   103,909

Liabilities

Credit facility payable                           $     28,500 $         -
Accrued liabilities                                        843         818
Due to Prospect Capital Management, LLC                    745          77
Other current liabilities                                  122          47
Total liabilities                                       30,210         942

Stockholders' Equity
Common stock, par value $.001 per share,
 (100,000,000 and 100,000,000 common shares
 authorized, respectively; 7,069,873 and
 7,055,100 issued and outstanding, respectively)             7           7
Paid-in capital in excess of par                        97,266      96,955
Undistributed (distributions in excess of) net
 investment income                                         319        (335)
Realized gain (loss)                                       301          (2)
Net unrealized appreciation                             10,377       6,342
Total stockholders' equity                             108,270     102,967
Total liabilities and stockholders' equity        $    138,480 $   103,909

          STATEMENTS OF OPERATIONS                   Twelve       Twelve
              (in thousands)                      months ended months ended
                                                    June 30,     June 30,
                                                      2006         2005
Investment Income
Interest income                                   $      6,997 $     1,882
Interest income, controlled entities                     4,810       2,704
Interest income, affiliated entities                       560           -
Dividend income, controlled entities                     3,099       3,151
Dividend income, uncontrolled and unaffiliated
 entities                                                  502         284
Other income                                               901          72
Total investment income                                 16,869       8,093

Operating Expenses
Investment advisory fees
  Base management fee                                    2,082       1,808
  Income incentive fee                                   1,786           -
  Total investment advisory fees                         3,868       1,808

Interest expense and credit facility costs                 642
Administration costs                                       310         266
Legal fees                                               1,835       2,575
Valuation services                                         193          42
Other professional fees                                    485         230

Insurance expense                                          365         325
Directors fees                                             220         220
Organizational costs                                                    25
General and administrative expenses                        393         191
Total operating expenses                                 8,311       5,682

Net investment income                                    8,558       2,411

Net realized gain (loss)                                   303          (2)
Net unrealized appreciation                              4,035       6,342

Net increase in stockholders' equity resulting
 from operations                                  $     12,896 $     8,751

Basic net increase in stockholders' equity per
 common share resulting from operations           $       1.83 $      1.24

PER SHARE DATA (UNAUDITED)                          For the      For the
                                                    twelve       twelve
                                                    months       months
                                                  ended June   ended June
                                                   30, 2006     30, 2005

Net asset value, beginning of period              $      14.59 $      (.01)
Proceeds from initial public offering                        -       13.95
Costs related to the initial public offering              0.01        (.21)
Net investment income                                     1.21        0.34
Realized gain                                             0.04           -
Net unrealized appreciation                               0.58        0.90
Dividend declared and paid                               (1.12)       (.38)

Net asset value at end of period                  $      15.31 $     14.59

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have an adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702